Exhibit 4.5

Asset Management Agreement

between

China Life Insurance (Group) Company

and

China Life Insurance Asset Management Company Limited

Table of Contents

1. DEFINITIONS AND INTERPRETATION	4

2. REPRESENTATIONS AND WARRANTIES	5

2.1 PARTY A’S REPRESENTATIONS AND WARRANTIES	5
2.2 PARTY B’S REPRESENTATIONS AND WARRANTIES	6

3. AUTHORIZATION	7

3.1 ENTRUSTED ASSETS	7
3.2 INDEPENDENCE OF ENTRUSTED ASSETS	9
3.3 AUTHORIZATION MANNER	10
3.4 INVESTMENT PRINCIPLES	11
3.5 INVESTMENT GUIDELINES	12

4. RIGHTS AND OBLIGATIONS	13

4.1 PARTY A’S RIGHTS AND OBLIGATIONS	13
4.2 PARTY B’S RIGHTS AND OBLIGATIONS	15

5. SERVICES PROVIDED BY PARTY B	18

5.1 PROVISION OF SPECIAL TRANSACTION SEAT	18
5.2 OPENING AND MANAGEMENT OF ACCOUNTS	18
5.3 MANAGEMENT OF ENTRUSTED ASSETS	19
5.4 ACCOUNTING AND VALUATION OF ENTRUSTED ASSETS	20
5.5 INFORMATION MANAGEMENT OF ENTRUSTED ASSETS	21
5.6 IDENTIFICATION AND HANDLING OF TRANSACTIONS EXCEEDING THE AUTHORIZATION	22

6. SUPERVISION AND INSPECTION OF PARTY B BY PARTY A	22

6.1 INVESTMENT SUPERVISION AND CONTROL	22
6.2 AUDIT OF ENTRUSTED ASSETS	23

7. FEE AND PAYMENT METHOD	25

7.1 INVESTMENT MANAGEMENT BASIC SERVICE FEE	25
7.2 ADJUSTMENT TO INVESTMENT MANAGEMENT SERVICE FEE	25
7.3 PAYMENT OF FEE	25

8. APPOINTMENT AND CHANGE OF AUTHORIZED REPRESENTATIVES OF BOTH PARTIES	27

8.1 AUTHORIZED REPRESENTATIVES AND THEIR SIGNATURES AND SEALS	27
8.2 CHANGE OF AUTHORIZED REPRESENTATIVES AND THEIR SIGNATURES AND SEALS	27

9. DELIVERY AND RECEIPT OF DOCUMENTS	27

10. DISCUSSIONS AND COMMUNICATIONS	28

11. CONFIDENTIALITY	28

12. COUNTERPARTS, EFFECTIVENESS, AMENDMENT, RENEWAL AND TERMINATION	29

12.1 COUNTERPARTS, EFFECTIVE DATE AND TERM	29
12.2 AMENDMENT	29
12.3 RENEWAL	29
12.4 TERMINATION	29

13. LIABILITY FOR BREACH OF CONTRACT	31

14. EXEMPTION FROM LIABILITY	32

15. GOVERNING LAW AND DISPUTE RESOLUTION	32

16. OTHER MATTERS	33

EXHIBITS:	33

Exhibits:

I.	List of Entrusted Assets

II.	Rules of China Life Insurance (Group) Company on Information Reports

III.	Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives

This Asset Management Agreement (“Agreement”) was entered into by and between the following two parties in Beijing, People’s Republic of China (“PRC”), on December 30, 2008:

Party A: China Life Insurance (Group) Company

Address: 22/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Party B: China Life Insurance Asset Management Company Limited

Address: 18/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

WHEREAS,

(1)	Party A and Party B entered into an asset management agreement on December 27, 2005, under which Party A authorized Party B to manage the investment of the insurance assets owned by Party A.

(2)	The agreement above expired on December 31, 2008. Based on the above agreement, Party A agrees that it shall continue to authorize Party B to manage the investment of the insurance assets owned by Party A, and Party B agrees to accept such authorization.

In accordance with applicable laws, regulations and regulatory rules, as well as the requirements on the professional management of insurance funds and the matchability management of assets and liabilities, taking into account the development and change of employment of insurance funds, in order to ascertain both parties’ respective rights, obligations and benefit, strenthen the risk management and control, ensure the safety, liquidity and profitability of the entrusted assets of Party A, and improve the investment efficiency and realize the preservation and appreciation of the entrusted assets of Party A, based upon the principle of cooperaton and mutual benefit, through friendly negotiation, both parties agree as follows:

1.	Definitions and Interpretation.

Unless otherwise provided herein, the following terms shall have the following meanings:

“Agreement”	Shall mean this agreement and exhibits hereto and any amendment and supplement thereto.

“Party A/Authorizing Party/Assets Entrusting Party”	Shall mean China Life Insurance (Group) Company.

“Party B/Authorized Party/Investment Manager”	Shall mean China Life Insurance Asset Management Company Limited.

“Entrusted Assets”	Shall mean the assets Party A entrusted to Party B for investment management under Section 3.1 hereof.

“Asset Custodian/ Custodian”	Shall mean the commercial bank duly qualified to be the custodian of insurance assets and appointed by Party A to be the custodian of part or all of the Entrusted Assets hereunder.

“Custodian Assets”	Shall mean the Entrusted Assets under the custodian of Custodian in accordance with relevant custodian agreement.

“Investment Guidelines”	Shall mean the investment guidelines formulated and amended from time to time by Party A and Party B is required to comply with in the performance of this Agreement.

“Fund Account”	Shall mean the bank account and the fund settlement reserve account Entrusted Assets belong to.

“Securities Account”	Shall mean the securities investment account Entrusted Assets belong to.

“business day”	Shall mean the legal working day in this Agreement and exhibits hereto unless otherwise indicated.

“Designated Account”	Shall mean the bank account designated by Party A.

“Term”	Shall mean the period from January 1, 2009 to December 31, 2011.

2.	Representations and Warranties.

2.1	Party A’s Representations and Warranties.

2.1.1	Party A is a duly organized and validly existing wholly state-owned insurance company qualified to engage in insurance business and employ insurance funds as approved by China Insurance Regulatory Commission with independent legal person status and capacity and capability to execute and perform this Agreement;

2.1.2	The execution and performance of this Agreement shall not be in conflict with its current articles of association, internal rules or any agreements, documents or obligations to which Party A is a party, and shall not violate any current laws, regulations, judgment, verdict, administrative authorization, order or decision applicable to Party A;

2.1.3	During the term hereof, the foregoing representations and warranties shall always be true and effective as under the facts and circumstances then; and

2.1.4	Party A shall notify Party B of any change to the foregoing representations and warranties in a timely fashion.

2.2	Party B’s Representations and Warranties.

2.2.1	Party B is a duly organized and validly existing asset management company qualified to engage in insurance management and operation of insurance assets as approved by China Insurance Regulatory Commission with independent legal person status and capacity and capability to execute and perform this Agreement;

2.2.2	The execution and performance of this Agreement shall not be in conflict with its current articles of association, internal rules or any agreements, documents or obligations to which Party B is a party, and shall not violate any current laws, regulations, judgment, verdict, administrative authorization, order or decision applicable to Party B;

2.2.3	Party B warrants that it shall, during the term hereof, have and maintain sufficient, dutiful and experienced personnel qualified to perform the obligations hereunder and engage in related business to be responsible for the performance of the obligations hereunder and various duties and responsibilities provided herein;

2.2.4	Party B warrants that it shall, within the scope of rights and obligations provided herein, treat fairly the Entrusted Assets under its management, and shall not harm the interest of Entrusted Assets under this Agreement for other assets under its management. Party B warrants that when engaging in the management of Entrusted Assets of Party A, it shall not

(1)	mix the management of Entrusted Assets with assets owned by itself;

(2)	mix the management of Entrusted Assets with other assets under its management;

(3)	mix the management of assets entrusted by different clients;

(4)	misappropriate Entrusted Assets;

(5)	pursue interest for itself or others using Entrusted Assets and related information;

(6)	violate applicable laws, administrative regulations, rules or this Agreement; or

(7)	conduct other acts harmful to the interest of Entrusted Assets under this Agreement.

2.2.5	Party B warrants that it shall establish sound internal risk control, supervision and inspection, accounting and personnel management systems.

2.2.6	Party B warrants that it shall perform the obligation of management itself, and without Party A’s written consent, shall not entrust its rights and obligations under this Agreement to any third party, or transfer such rights and obligations;

2.2.7	During the term hereof, the foregoing representations and warranties shall always be true and effective as under the facts and circumstances then; and

2.2.8	Party B shall notify Party A of any change to the foregoing representations and warranties in a timely fashion.

3.	Authorization.

3.1	Entrusted Assets.

3.1.1	Entrusted Assets and Investment Scope.

Entrusted Assets refer to the assets Party A authorizes Party B to invest and manage, including all of the assets as of December 31, 2008 entrusted by Party A to Party B for investment management as audited by the auditor engaged by Party A and confirmed by both parties (see Exhibit I hereto), other addition assets entrusted by Party A to Party B for investment management after the execution of this Agreement, and all of the rights and interest derived from such assets.

The investment scope of Entrusted Assets shall satisfy the following conditions:

(1)	Investment channels for insurance funds as permitted by laws, regulations and relevant provisions of regulatory authorities;

(2)	Both Party A and Party B have obtained the qualification to engage in relevant investment business; and

(3)	Party A permits or authorizes in writing Party B to make relevant investment.

3.1.2	Increasing Entrusted Assets.

Within the term hereof, Party A may, from time to time, transfer funds into the Fund Account of Entrusted Assets. Party A shall notify Party B in writing of the transfer on the day when such funds have been transferred. Unless Party B raises dissent within two business days after receiving such written notice, such funds shall be part of Entrusted Assets from the day when Party A sends such written notice.

3.1.3	Decreasing Entrusted Assets.

(1)	Authorized representative of Party A may send written instruction (“Funds Transfer-out Instruction”) to Party B to transfer funds out, and Party B, after confirming such instruction, shall implement the Funds Transfer-out Instruction. Funds Transfer-out Instruction shall state explicitly the amount of funds to be transferred out and the time for the transfer.

(2)	Party A shall send the Funds Transfer-out Instruction to Party B as follows, and to the extent possible, notify Party B as early as practicable:

Funds Transfer-out Instruction on funds in RMB: two business days prior notice to Party B for the amount of RMB500 million or less; three business days prior notice to Party B for the amount ranging from more than RMB500 million to RMB1 billion or less; five business days prior notice to Party B for the amount ranging from more than RMB1 billion to RMB3 billion or less; seven business days prior notice for the amount of more than RMB3 billion.

Funds Transfer-out Instruction on funds in foreign currencies: five business days prior notice to Party B for the amount equivalent to US$10 million or less; seven business days prior notice to Party B for the amount equivalent to more than US$10 million to US$30 million or less; ten business days prior notice to Party B for the amount equivalent to more than US$30 million.

If special circumstances make the delivery of Funds Transfer-out Instruction unable to meet the foregoing time frame requirement, both parties may agree upon another specific time frame in advance.

(3)	Party B shall, after receiving the Funds Transfer-out Instruction, remit the funds into Designated Account of Party A in accordance with the requirements of such instruction. Such funds shall no longer be part of Entrusted Assets.

(4)	As required by Party A, Party B shall, in accordance with the specific arrangement on liquidity provided by Party A, allocate funds reasonably and ensue the liquidity of Entrusted Funds. If Party A makes additional arrangement off-plan, Party B shall advise on realization or financing, and carefully and dutifully advise Party A of the estimable cost expense and loss, and implement such arrangement upon Party A’s approval. Party A shall be responsible for the cost and loss arising therefrom.

3.2	Independence of Entrusted Assets.

3.2.1	Entrusted Assets shall be independent and separate from assets owned by Party B and other assets under its management. Entrusted Assets of different nature shall be independent and separate from one other, and shall have accounts set up separately and be managed separately.

3.2.2	In the event that Party B is liquidated due to dissolution, cancellation, or declaration of bankruptcy under the law, Entrusted Assets and earnings thereof shall not be listed as its liquidation assets.

3.2.3	Party B shall not consent to enforcement on Entrusted Assets by any third party other than for debts borne by Entrusted Assets, unless otherwise provided by laws or regulations or required by exercise of power by administrative or judicial authorities.

3.2.4	In the event that judicial authorities take enforcement measures such as freeze on Fund Account and Securities Account under this Agreement for debts arising out of Party B’s employment of its own assets or Party B’s management and employment of other assets under its management, Party B shall promptly state the situation to judicial authorities and notify Party A. Party B shall bear any loss of Party A as a result.

3.3	Authorization Manner.

3.3.1	Authorization Manner.

Party A shall authorized Party B to invest and manage Entrusted Assets based on the ownership and strict risk control.

3.3.2	Authorization Matters.

(1)	Party A shall, within the term hereof, authorize Party B invest and manage the Entrusted Assets in Fund Account and Securities Account in accordance with this Agreement and Investment Guidelines. Under this Agreement and Investment Guidelines, Party B shall be authorized to manage, invest, reinvest, settle and deliver Entrusted Assets on behalf of Party A without prior notice to Party A. Party A shall not conduct direct investment and management of Entrusted Assets other than sending Funds Transfer-out Instruction, formulation and/or amendment to and delivery of Investment Guidelines to Party B in accordance with this Agreement.

(2)	Within the term hereof, in accordance with this Agreement and Investment Guidelines, upon Party A’s approval or acknowledgement and after carrying out necessary authorization procedures, Party B may engage outside auditors, actuaries, lawyers and other professionals in the name of Party A or in its own name for the purpose of this Agreement. Other than the foregoing, Party A shall authorize Party B to negotiate, enter into documents, transaction, clearing and delivery with any third party on Party A’s behalf for the purpose of this Agreement and no additional authorization shall be required.

(3)	Pursuant to relevant laws, regulations and regulatory rules, if Party A authorize Custodian to have the custody of Entrusted Assets, additional relevant agreement shall be entered into on specific authorization to Party B, rights and obligations of Party B and work procedures of Party B.

3.4	Investment Principles.

3.4.1	Safety.

Party B shall ensure that the investment of Entrusted Assets shall be conducted in accordance with laws, regulations, regulatory requirements, this Agreement and Investment Guidelines. Party B shall strengthen the risk management of Entrusted Assets and ensure the safety and integrity of Entrusted Assets through establishment of sound internal risk control system and regulation of investment decision-making process and internal operation process.

3.4.2	Liquidity.

Party B shall, according to the characteristics and needs of the cash flow provided by Party A, enhance the liquidity management of the entrusted funds, effectively rely on financing instrument on the market so as to ensure that the liquidity of Entrusted Assets shall satisfy the expenditure requirement of Party A.

3.4.3	Profitability.

Subject to safety, liquidity and sound risk control, Party B shall fully utilize its advantages in scale and organization, strengthen the match and investment operation of Entrusted Assets, and promote the innovation in investment so as to improve the profit level of Entrusted Assets to the extent possible.

3.4.4	Assets and Liabilities Management.

Party B shall reasonably arrange and plan the products, duration, structure and return of Entrusted Assets according to the features of Party A’s liabilities.

3.4.5	Value Investment.

Party B shall focus on long-term return, not overly pursue short-term benefit. It shall enhance the analysis on macro economic trend and judgment on market condition, develop and choose investment products of good investment value and maximize the general return.

3.4.6	Dispersing Investment.

Party B shall fully utilize the investment channels and instruments permitted by laws, regulations and regulatory authorities, effectively disperse investment and reduce centralized investment risk through product matching and ratio control.

3.5	Investment Guidelines.

3.5.1	Formulation of Investment Guidelines.

Party A shall be responsible for formulating the strategic arrangement plan of Entrusted Assets and deliver such plan to Party B in the form of Investment Guidelines. Party B shall conduct the investment management of Entrusted Assets under this Agreement in accordance with the Investment Guidelines formulated and amended from time to time by Party A. The specifics are:

(1)	Party A shall, during the term hereof, deliver the Investment Guidelines for any given year to Party B prior to the end of the first quarter of such calendar year. If Party A has not delivered the Investment Guidelines prior to the end of the first quarter of such year, it shall notify Party B in writing that the Investment Guidelines for the previous year shall still apply before the Investment Guidelines for the new year is delivered.

(2)	Party A may, during the term hereof, amend the Investment Guidelines carefully and deliver such amendment in writing to Party B. Unless explicitly demanded by Party A, the amended Investment Guidelines shall apply to the investment made after Party B’s receipt thereof. If Party A demands that such amended Investment Guidelines also apply to the investment made before Party B’s receipt thereof, the income or loss resulting therefrom shall be included in the performance review of Party B.

(3)	Party A’s formulation and/or amendment of Investment Guidelines shall fully ask for Party B’s professional advice, and Party B shall fully provide its professional advice on the formulation and/or amendment of Investment Guidelines.

3.5.2	Contents of Investment Guidelines.

The Investment Guidelines shall set forth, among others, the followings:

(1)	Investment purpose;

(2)	Investment scope;

(3)	Strategic assets arrangement;

(4)	Cash in-flow and out-flow forecasts and liquidity requirement; and

(5)	Risk control requirement.

4.	Rights and Obligations.

4.1	Party A’s Rights and Obligations.

4.1.1	Party A’s Rights.

(1)	To increase or decrease Entrusted Assets in accordance with Section 3.1 hereof;

(2)	To formulate, amend and revise Investment Guidelines in accordance with Section 3.5 hereof;

(3)	To request Party B to, on a regular basis, provide the information report on Entrusted Assets as agreed upon by both parties under Section 5.6 hereof, and to examine, copy or duplicate accounts and books and other documents relating to Entrusted Assets;

(4)	To supervise, inspect and audit Party B in accordance with Sections 6.1 and 6.2 hereof;

(5)	Enjoying the ownership of Entrusted Assets;

(6)	To remove Investment Manager if Party B is in violation of relevant laws or regulations or the purpose of this Agreement during the process of managing the Entrusted Assets, and to request Party B to return the Entrusted Assets to their original status or indemnify Party A against any loss resulting therefrom;

(7)	To terminate this Agreement in accordance with relevant provisions herein;

(8)	To handle matters relating to the termination of this Agreement in accordance with applicable laws and regulations;

(9)	Such other rights as provided herein; and

(10)	Such other rights as provided by laws, regulations and regulatory authorities.

4.1.2	Party A’s Obligations.

(1)	To make various payments and pay various expenses under Article 7 hereof;

(2)	To notify Party B of the agreement relating to Entrusted Assets entered into between Party A and Custodian;

(3)	To notify Party B in a timely fashion of the amendment, revision and change of Investment Guidelines;

(4)	To provide to Party B the originals of all of the instructions and notices;

(5)	To keep confidential commercial secrets of Party B and not to leak investment plans or investment intent;

(6)	To notify Party B in a timely fashion of the change of Custodian;

(7)	To set forth and provide to Party B the accounting method and valuation method of Entrusted Assets, form and manner of the information report, instructions and notices;

(8)	To not interfere with Party B’s daily investment decisions of Entrusted Assets;

(9)	To, within the term hereof, take necessary actions, including, without limitation, execution of necessary documents, to assist Party B performing its obligations;

(10)	Such other obligations as provided herein; and

(11)	Such other obligations as provided by laws, regulations and regulatory authorities.

4.2	Party B’s Rights and Obligations.

4.2.1	Party B’s Rights.

(1)	Unless otherwise provided by laws, regulations or this Agreement, subject to Investment Guidelines, to carefully conduct investment management and make investment instructions with respect to Entrusted Assets under this Agreement, without prior notice to Party A;

(2)	With Party A’s authorization, to instruct Custodian to make clearing and delivery in accordance with this Agreement;

(3)	To collect the investment management service fees in accordance with this Agreement;

(4)	With Party A’s written authorization, exercise the shareholders’ right to the shares of Entrusted Assets held by Party A under this Agreement on Party A’s behalf in accordance with this Agreement;

(5)	Such other rights as provided herein; and

(6)	Such other rights as provided by laws, regulations and regulatory authorities.

4.2.2	Party B’s Obligations.

(1)	To, within the scope of authorization, invest and manage the Entrusted Assets carefully, honestly, diligently and dutifully so as to maximize the interest of Entrusted Assets;

(2)	To have dutiful and experienced professional investment personnel conduct reasonable and careful research, study and analysis of market environment, investment object, investment strategy and transaction strategy, arrange fairly and impartially the investment strategy and transaction strategy, so as to ensure the safety of Entrusted Assets under this Agreement, and maximize the investment return through portfolio management, dispersing investment, and reasonably and carefully evaluate, predict and control relevant risks and costs;

(3)	To ensure the safety and independence of Entrusted Assets in accordance with this Agreement;

(4)	To strictly observe the Investment Guidelines in accordance with this Agreement;

(5)	To implement Party A’s instructions and/or notices in accordance with this Agreement;

(6)	To establish sound internal risk control, supervision and inspection, accounting and personnel management systems, and to notify Party A in a timely fashion of any change to Party B’s internal investment decision-making procedures or internal controls, and submit the so changed internal investment decision-making procedures or internal controls to Party A for record;

(7)	To perform the information reporting obligation and submit various information reports to Party A in a timely fashion in accordance with applicable laws, regulations and this Agreement as well as Party A’s request;

(8)	To not engage in the following activities when managing the Entrusted Assets:

(i)	Pursuing interest for itself or any third party using Entrusted Assets under this Agreement;

(ii)	Transferring or entrusting the investment management obligations of Entrusted Assets under this Agreement to a third party, unless permitted by Party A in advance; or

(iii)	Lending the Entrusted Assets or any investment belonging to Party A or ownership documents or documents evidencing the rights to investments under this Agreement to a third party, unless with prior written authorization of Party A;

(9)	To provide to Party A the daily transaction data of Entrusted Assets under this Agreement on such business day through the data transmission method agreed upon or acknowledged by both parties;

(10)	To, at the request of Party A, advise Party A on the arrangement and allocation strategy of Entrusted Assets under this Agreement;

(11)	To cooperate with Party A in regard to the custody of Entrusted Assets and accept and cooperate with the supervision of Party A and Custodian designated by Party A;

(12)	To no seek holding and direct management of listed companies using Entrusted Assets;

(13)	To report to Party A significant matters (See Exhibit II for specific contents and manner of such report);

(14)	To preserve completely the files and materials relating to Entrusted Assets in accordance with this Agreement, and to not disclose any one other than Party A or the third party authorized by Party A, unless otherwise provided by laws, regulations, or required by the exercise of powers by administrative or judicial authorities, and in such case, to notify Party A promptly of such disclosure to such third party;

(15)	To, without Party A’s written consent, not create any third party right on Entrusted Assets, including, without limitation, the creation of such security right as pledge, mortgage and lien;

(16)	To keep confidential information relating to Entrusted Assets, and unless otherwise provided by laws, regulations or this Agreement, to not disclose or use in any way such information without Party A’s prior written notice;

(17)	To, within the term hereof, take necessary actions, including, without limitation, execution of necessary documents, to assist Party B performing its obligations;

(18)	To ensure the relative stability of its investment management team for Entrusted Assets;

(19)	Such other obligations as provided herein; and

(20)	Such other obligations as provided by laws, regulations and regulatory authorities.

5.	Services Provided by Party B.

5.1	Provision of Special Transaction Seat.

Party B shall, in accordance with applicable laws, regulations, requirements of regulatory authorities, market practice and relevant business rules, provide to Party A special transaction seat necessary for the investment management of such investment transactions as debt securities investment and equity securities investment of Entrusted Assets.

5.2	Opening and Management of Accounts.

5.2.1	Opening and Management of Bank Settlement Account.

(1)	Party A shall, in accordance with applicable laws, market practice and relevant business rules, authorize Party B to open and manage the bank settlement account related to Entrusted Assets, and Party B shall report to Party A for record within two business days after completion of such task.

(2)	The specimen of seal and signatures left for such bank settlement account shall be made by Party B and be kept and used by Party B.

(3)	Upon termination of this Agreement, Party A shall cooperate with Party B in cancellation of the bank settlement account.

5.2.2	Opening and Management of Securities Account.

(1)	Party A shall, in accordance with applicable laws, market practice and relevant business rules, authorize Party B to open and manage the Securities Account related to Entrusted Assets.

(2)	Party A shall provide to Party B assistance necessary for the opening of Securities Account. Party B shall complete the procedures for opening such account in a timely fashion and notify Party A of relevant account information within two business days upon the opening of such account.

(3)	Without Party A’s written consent, Party B shall not employ or lend the Securities Account on its own discretion. Party B shall not engage in the business activities unrelated to Entrusted Assets using the Securities Account.

(4)	Upon ending of the entrusted management business, Party B shall return to Party A the Securities Account card related to the entrusted management business, and Party A in canceling the Securities Account, Fund Account and relevant seat setup, including, without limitation, the clearing and date transmission setup at the securities registration house, until such account has been transferred to the next investment manager as required by Party A.

5.3	Management of Entrusted Assets.

5.3.1	Investment Decision Management.

(1)	Party B shall establish relatively centralized, multi-leveled, and rights and responsibilities matching internal investment decision-making authorization system, establish and improve the authorization criteria and procedures, set forth explicitly internal authorization method, authorizing persons, authorized persons, authorization procedures, authorization powers, term and responsibility of authorization, and the handling of acts exceeding authorization, ensure the appropriate delegation of powers and effective implementation of authorization, and enhance the soundness, accuracy and timeliness of investment decisions.

(2)	Party B shall set up relatively independent investment decision-making procedures, including relatively independent investment decision-making group and investment transaction personnel.

(3)	Party B shall have sufficient basis and written records when making investment decision on Entrusted Assets, and relevant personnel in charge shall sign on such records and important investment decision shall have detailed research report.

5.3.2	Investment Transaction and Information Management.

(1)	Party B shall establish the transaction and investment management information system and formulate relevant management system in accordance with Risk Control Guidelines of Insurance Companies.

(2)	Party B shall ensure the safety, truthfulness and completeness of the information data of Entrusted Assets, and set up back-up data system, and important data shall have back-up at another location.

(3)	Party B shall establish sound transaction recording system for Entrusted Assets, and daily transaction records shall be checked and filed promptly. The journal of the information system of Entrusted Assets shall be kept for 15 years, and Party B shall actively cooperate with Party A for its inspection and duplicating of relevant information of Entrusted Assets.

5.3.3	Investment Risk Management.

(1)	Party B shall establish the risk control system for the investment transaction of Entrusted Assets, implement necessary risk control procedures and reduce the risk of Entrusted Assets to the extent possible.

(2)	Party B shall provide to Party A the investment management system in a timely fashion, so as for Party A to promptly search and download data from the investment transaction of Entrusted Assets.

(3)	Party B shall, subject to laws, regulations, regulatory requirements and market practice, provide active assistance and cooperation to Party A when Party A appoints a third party to be the independent custodian of Entrusted Assets.

5.4	Accounting and Valuation of Entrusted Assets.

5.4.1	Party A shall be responsible for determining and providing to Party B in writing the accounting policies and valuation principles of Entrusted Assets and relevant management rules. Party B shall be responsible for the accounting of Entrusted Assets, and in accordance with relevant laws and regulations of the government and Party A’s requirements, organize and perform various financial tasks of the Entrusted Assets, including, without limitation:

(1)	completion of the accounting and valuation of Entrusted Assets;

(2)	checking accounting records with the Custodian; and

(3)	provide to Party A accounting materials and financial information on Entrusted Assets, including, without limitation, monthly, quarterly and final account statements, solvency reports, various statistical information, foreign exchange supervisory reports and other supervisory or internal management reports. Specifics on formatting and requirements will be provided by Party A separately.

Party B shall ensure that the information provided shall be true, accurate, complete, consistent and up-to-date.

5.4.2	Party B shall actively cooperate with the audit and inspection of Entrusted Assets by outside auditor and inspecting authorities, and Party B shall make accounting adjustment according to Party A’s request.

5.4.3	The accounting of Entrusted Assets shall be strictly separate from the accounting of other assets. If Party A requests to categorize different assets of Entrusted Assets and conduct separate accounting of such assets, Party B shall cooperate and implement such separate accounting.

5.4.4	Without Party A’s written consent, Party B shall not recategorize the Entrusted Assets.

5.5	Information Management of Entrusted Assets.

Party B shall, in accordance with applicable laws, regulations, requirements of regulatory authorities and Party A, submit to Party A various information reports on Entrusted Assets in a timely fashion, including, without limitation:

5.5.1	Daily report.

5.5.2	Monthly report (including detailed report on proceeds and fund appropriation, tax report and monthly analysis report, etc.).

5.5.3	Quarterly report (such as quarterly analysis report, etc.).

5.5.4	Semi-annual report (such as semi-annual analysis report, etc.).

5.5.5	Annual report (such as final account and annual report, etc.).

5.5.6	Report on special topics (such as report on irregular fluctuations in asset value, risk management and analysis of changes in market conditions, etc.).

See Exhibit II for details.

5.6	Identification and Handling of Transactions Exceeding the Authorization.

5.6.1	Identification of Transactions Exceeding the Authorization.

(1)	Any transaction in violation of laws, regulations or regulatory requirements shall be a transaction exceeding the authorization.

(2)	Any transaction in violation of this Agreement or Investment Guidelines, shall be a transaction exceeding the authorization.

5.6.2	Handling of Transactions Exceeding the Authorization.

Unless otherwise provided by laws, regulations or regulatory rules, if a transaction exceeding the authorization occurs, it shall be handled as per Party A’s requirements. Earnings from transactions exceeding the authorization shall belong to Party A, and the loss and other expense resulting therefrom shall be borne by Party B itself.

6.	Supervision and Inspection of Party B by Party A.

6.1	Investment Supervision and Control.

6.1.1	Contents and Method of Supervision and Control.

(1)	Party A’s supervision and inspection of Party B shall be divided into daily inspection, annual review and special inspection. Daily inspection mainly covers the daily operation of Entrusted Assets under this Agreement. Annual review mainly include Party A’s annual evaluation of the soundness and implementation of Party B’s internal investment decision-making procedures, of Party B’s risk controls and implementation thereof, and assessment of the soundness of accounting. Special inspection mainly covers the followings: daily operation of Entrusted Assets under this Agreement, reporting by a third party, conflict of interest, sudden occurrence of events and Party B’s violation of this Agreement which may results in loss on Entrusted Assets.

(2)	Party A’s supervision and inspection may be conducted on-site or off-site. Party B shall assist and cooperate with staff of Party A, report truthfully the situations and provide information.

(3)	Party B shall ensure that the information, data and materials of Entrusted Assets as provided by it shall be true, accurate and up-to-date.

6.1.2	Principal Method of Supervision and Control.

(1)	Investment Supervision and Control.

Party A shall have the right to request investment management system of Entrusted Assets from Party B, and be able to conduct timely search of and download data from investment transactions of Entrusted Assets.

(2)	Daily Report.

Party A shall have the right to obtain relevant information report on Entrusted Assets. See Exhibit II for details.

(3)	Custody Arrangement.

Party B shall, subject to laws, regulations, regulatory requirements and market practice, provide active assistance and cooperation to Party A when Party A appoints a third party to be the independent custodian of Entrusted Assets.

(4)	Problem Solving.

Party A shall have the right to supervise and inspect investment decision of Entrusted Assets, and may send supervising personnel to Party B. Party A shall have the right to request Party B to correct the investment decision in violation of this Agreement or Investment Guidelines within specified time period, and to report promptly the results of such correction. Within the specified time period, Party A shall have the right to re-visit the matter at hand and urge Party B to correct them.

6.2	Audit of Entrusted Assets.

Within the term hereof, or three years after the suspension or termination of this Agreement, or under special circumstances and deemed necessary by Party A, Party B shall allow Party A, authorized representatives of Party A, outside accounting firm engaged by Party A and its accountants, and other professionals to audit the investment operation and financial condition of Entrusted Assets under this Agreement within normal business hours. The auditing fee shall be borne by Party A. The scope of the audit shall include all of the accounts, books, vouchers, transaction records, reports, disks, software and materials in other forms relating to the performance of this Agreement. The audit shall be conducted as follows:

(1)	Within five months of the end of each fiscal year, Party A or the accounting firm engaged by Party A and its accountants shall audit the annual financial statements of Entrusted Assets.

(2)	Upon the expiration, suspension, or termination of this Agreement, the accounting firm engaged by Party A and its accountants shall audit the operation, accounting books, assets and financial income and expense of Entrusted Assets.

(3)	When necessary, Party A or professionals engaged by Party A shall audit the performance of obligations and investment operation by Party B under this Agreement.

(4)	When necessary, Party A or the accounting firm engaged by Party A and its auditors shall audit the accounts, accounting, income and expense and related economic activities of Entrusted Assets, the management, internal accounting procedures and related internal control procedures of Entrusted Assets.

(5)	Party B shall actively cooperate and closely work with Party A, authorized representatives of Party A, accounting firm and its auditors, other professionals engaged by Party A, provide convenience necessary for the auditing work by such persons, and provide, among others, books, accounts, transaction record, reports, information system and information related to portfolio of Entrusted Assets as requested, and provide reasonable explanations.

(6)	Within the term hereof, Party B shall provide to Party A detailed investment decision-making procedures and internal control system. If there is any change to relevant investment decision-making procedures or internal control system, Party B shall promptly notify Party A in writing, and submit the new investment decision-making procedures or internal control system related to business under this Agreement to Party A for record.

(7)	Party B shall make necessary adjustment according to the audit results and Party A’s requirements.

7.	Fee and Payment Method.

7.1	Investment Management Basic Service Fee.

The basic annual rate of investment management service fee shall be 0.05%.

7.2	Adjustment to Investment Management Service Fee.

In accordance with relevant provisions in Investment Guidelines, benchmark investment return and rules on investment performance review and adjustment to service fee as agreed upon by both parties, upon the conclusion of each fiscal year, Party A shall review the performance of Party B for Entrusted Assets for the previous year, and make certain increase or decrease to the basic service fee based on the comparison between the actual investment return and the benchmark investment return. Such adjustment shall be done as follows:

(1)	In the event that the actual investment return is higher than the benchmark investment return, in addition to the service fee, Party A shall award Party B a portion of the difference between the actual investment return and the benchmark investment return; and

(2)	In the event that the actual investment return is lower than the benchmark investment return, Party A shall deduct a portion of the difference between the actual investment return and the benchmark investment return from the service fee.

7.3	Payment of Fee.

7.3.1	The investment management service fee shall be calculated on a monthly basis and the payment thereof shall be made on a monthly basis.

Monthly investment management service fee shall be calculated by multiplying the average of account balance value of Entrusted Assets (less funds from sale of securities under agreement to repurchase and interest thereof) both at the beginning and the end of any given month by the basic annual rate of 0.05%, divided by twelve.

Party B shall, within five business days after the conclusion of any given service fee period, gather relevant information, prepare the service fee report for that period and submit such report and related invoices and breakdown to Party A.

Unless Party A, within five business days after receiving the foregoing report, invoices and breakdown, raises sufficient evidence for the unreasonableness of the amount of service fee, Party A shall, within 15 business days after the conclusion of such service fee period, remit the amount of service fee as stated in such report, invoices and breakdown into the account designated by Party B.

7.3.2	Due to the adjustment to the investment management service fee at the end of each year, the period for the payment of service fee shall be extended to 30 business days for the last service fee period of each year.

7.3.3	Other than as provided above, Party A shall not make any payment to Party B for the investment management of Entrusted Assets provided by Party B under this Agreement.

7.3.4	Both parties shall, in accordance with relevant regulations, pay their respective income taxes on their own.

7.3.5	If Party B violates the purpose of this Agreement, or its duties and responsibilities of management, or commits misconduct in the handling of asset management, which results in the loss on Entrusted Assets, it shall not claim the payment of fee before the Entrusted Assets have been returned to their original status or compensation has been made.

7.3.6	The adjustment to investment management service fee shall be calculated on basis of each fiscal year, and the increase or decrease shall be made to the investment management service fee for the next year, and both parties shall have claim to such increase or decrease, as the case may be.

7.3.7	The cost and expense arising from the engagement of outside auditors, actuaries, lawyers and other professionals by Party B in the name of Party A or in its own name for the purpose of this Agreement as consented to or acknowledged by Party A in writing under Section 3.3.2(2) shall be borne by Party A.

8.	Appointment and Change of Authorized Representatives of Both Parties.

8.1	Authorized Representatives and Their Signatures and Seals.

8.1.1	Instructions, notices or other business documents send by either party to the other party shall be signed by its legal representative or authorized representative in accordance with the authority set forth in the Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives and affixed with their seals, or affixed with the business seal/official seal as included in the Specimen of Signatures and Seals of Legal Representatives or Authorized Representative.

8.1.2	See Exhibit III for Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives of both parties under this Agreement.

8.2	Change of Authorized Representatives and Their Signatures and Seals.

8.2.1	If there is any change to the legal representatives or authorized representatives of either party or their specimen of signatures or seals, it shall notify the other party in advance, and provide to the other party the name, specimen of signature, seal and effective date of the changed legal representative or authorized representative.

8.2.2	The notice on the change of legal representatives or authorized representatives or their specimen of signatures or seals shall become effective after it is signed by legal representatives or their duly authorized representatives and affixed with their seals.

8.2.3	After the notice is sent, the sending party shall promptly notify the receiving party by fax or telephone, and such notice shall come into effect upon confirmation of receipt by the receiving party. If the receiving party has not confirmed within two business days, it shall be deemed delivered.

9.	Delivery and Receipt of Documents.

9.1	Both Party A and Party B shall send instructions, notices or other business documents related to this Agreement in writing to the other party by the means deemed safe and appropriate by both parties such as by courier, registered mail, email or fax.

9.2	Unless otherwise provided herein, statements or reports sent out by courier or registered mail shall be deemed delivered upon receipt by the other party. For notices or instructions sent out via fax, both parties shall ensure that the time set up on the fax machine is accurate and after such fax is sent, immediately notify the other party by telephone and such fax shall be deemed delivered upon such confirmation of receipt by the other party, and such telephone confirmation shall be recorded.

9.3	Other electronic data under this Agreement may be transmitted by means deemed safe and appropriate by both parties.

9.4	Both Party A and Party B shall submit the detailed contact information (including, among other things, the mail address, telephone number and confidential fax number) to the other party for record. Any party shall notify the other party of the change to contact information in advance.

10.	Discussions and Communications.

10.1	Both Party A and Party B shall establish procedures for regular discussions and communications to ensure the prompt and effective communication of information, and increase the sufficiency of management of the Entrusted Assets.

10.2	Party B shall conduct an entrusted assets investment meeting regularly, communicating with Party A with respect to investment positions and discussing future investment strategies. In principle, such meeting shall be conducted not less than once each quarter.

10.3	With respect to bonds and equity investment plans, investments in bulk-holding stocks and bulk-holding funds, Party A has the right to designate its employees to conduct research with Party B. Party B shall promptly notify Party A of the research plan and any arrangements made therefor.

11.	Confidentiality.

11.1	Party B shall keep confidential information relating to Entrusted Assets. Unless otherwise provided by laws, regulations or this Agreement, Party B shall not disclose or use such information in any way without Party A’s prior written consent.

11.2	Party A shall keep confidential Party B’s investment plans and investment intent related to Entrusted Assets made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, Party A shall not disclose or use such information in any way without Party B’s prior written consent.

11.3

Any party shall not disclose, leak to, or jointly use with any third party commercial secrets of the other party learned by it during the performance of this Agreement without the other party’s prior written consent, unless otherwise provided by laws or this Agreement. In the event that such information is disclosed to a third party or permitted to be used jointly with a third party under the foregoing provisions, the relevant party shall enter into confidentiality agreement with such third party.

11.4	The confidentiality obligations of both parties under this Agreement shall survive the termination of this Agreement until the end of the fifth year after such termination.

11.5	If any party is in violation of its confidentiality obligations, which results in the loss of the other party, it shall be liable to the other party for such loss.

12.	Counterparts, Effectiveness, Amendment, Renewal and Termination.

12.1	Counterparts, Effective Date and Term.

12.1.1	This Agreement shall become effective upon execution by both parties and their respective legal representative or authorized representatives, and be in effect until December 31, 2011.

12.1.2	This Agreement shall be executed in four counterparts, each party holding two counterparts, each counterpart having the same legal effect.

12.1.3	Exhibits hereto shall be an integral part of this Agreement, and have the same legal effect as this Agreement.

12.2	Amendment.

Amendment to this Agreement shall be made in writing by both parties upon agreement.

12.3	Renewal.

Both parties may negotiate on the renewal of this Agreement not less than 90 days prior to the expiration of this Agreement.

12.4	Termination.

12.4.1	This Agreement shall be terminated upon the occurrence of any one of the following circumstances:

(1)	Any party may terminate this Agreement if the other party is in serious breach of this Agreement;

(2)	Party B is disqualified to engage in asset management business, or legally dissolved, canceled, bankrupt or under receivership;

(3)	Party A may terminate this Agreement on its own discretion, if relevant regulators or Party A has sufficient reason or evidence to believe or prove that Party B is unable to continue to perform its asset management obligations;

(4)	Party A may terminate this Agreement on its own discretion, if Party B is required under laws or regulations to be replaced;

(5)	The term of this Agreement expires and both parties have not agreed upon the renewal of this Agreement;

(6)	Both parties agree to terminate this Agreement;

(7)	Party A may terminate this Agreement early on its own discretion, if it is required by China Insurance Regulatory Commission to change investment manager;

(8)	The purpose of this Agreement cannot be realized;

(9)	Party B has not correct its irregularities as notified of by Party A within a reasonable time period; and

(10)	Party A considers the action or non-action on the part of Party B to be in violation of laws, regulations or this Agreement, however, Party A is also required to provide relevant explanation.

12.4.2	Other than termination upon expiration or by agreement of both parties, the party intending to terminate this Agreement shall deliver to the other party the written notice as signed by its legal representative or authorized representative and affixed with its official seal.

12.4.3	If the fault of one party results in the termination of this Agreement by the other party, the party in fault shall indemnify the other party against its loss.

12.4.4	Upon the termination of this Agreement, Party B shall cooperate with and assist Party A in completing matters related to the termination of this Agreement in accordance with applicable laws and regulations. Party B shall keep careful custody of Entrusted Assets and ensure the safety of Entrusted Assets until all of the Party A’s instructions on liquidation and transfer have been completed.

12.4.5	Upon the termination of this Agreement, both parties shall complete the transfer of Entrusted Assets as soon as practicable, and all of the seals and account cards for Fund Account of Party A, as well as all of the objects under custody of Party B for performance of this Agreement, shall be returned, and the setup for liquidation and date transmission for relevant account and transaction seat shall be canceled.

12.4.6	Party B shall return the files of Entrusted Assets to Party A, and such file transfer procedures shall be made in written form.

13.	Liability for Breach of Contract.

If any party hereto violates this Agreement, it shall constitute breach of contract. The breaching party shall be legally liable for its breach of contract, and indemnify the other party against its loss as a result of its breach of contract.

14.	Exemption from Liability.

14.1	Unless otherwise provided herein, within the term of this Agreement, if one party is unable to perform or continue to perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by parties hereto, which will have a material adverse effect on both parties or either party, both parties may negotiate on whether to terminate this Agreement.

14.2	If one party is unable to perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by such party, it shall notify the other party promptly, and immediately take active remedy actions to reduce the possible loss on Entrusted Assets and the other party.

14.3	If one party is unable to fully perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by such party, part or all of both parties’ liability may be exempted according to the nature of such Force Majeure, provided that it has notified the other party promptly, immediately taken active remedy actions, and provided the evidence for the Force Majeure.

14.4	“Force Majeure” referred to herein means any event which cannot be predicted, avoided and overcome, such as war or natural disaster.

14.5	The exemption provisions herein shall apply regardless of the manner in which this Agreement shall be terminated.

15.	Governing Law and Dispute Resolution.

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by laws, regulations and state policies of PRC.

Any disputes arising from the interpretation and performance of this Agreement or related to this Agreement shall be settled by both parties through friendly negotiation. If the dispute is not solved through friendly negotiation within 20 business days, either party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding on both parties.

During any dispute or arbitration of any dispute, other than the matter in dispute, both parties shall exercise other rights under this Agreement and perform other obligations under this Agreement.

16.	Other Matters.

Matters not addressed herein shall be determined by both parties through negotiation in accordance with applicable laws and regulation, and when necessary, supplementary agreement may be entered into additionally. Such supplementary agreement shall be deemed an integral part of this Agreement, having the same legal affect as this Agreement.

In the event that there is conflict existing among formal text, exhibits and supplementary agreement of this Agreement, if they are of the same time, the formal text of this Agreement shall prevail, and if different time, supplements or amendments of the later time shall prevail.

Exhibits:

I.	List of Entrusted Assets

II.	Rules of China Life Insurance (Group) Company on Information Reports

III.	Specimen of Signatures and Seals of Legal Representatives or Authorized Representatives

Party A: China Life Insurance (Group) Company (Seal)	Party B: China Life Insurance Asset Management Company Limited (Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)